Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of the 1st day of October, 1999, is by and between POWERSOFT TECHNOLOGIES INC., a Delaware corporation located at 650 West Georgia Street - Suite 1600, P. O. Box 11586, Vancouver, B. C., Canada V6B4N8 ("Technologies"), and ASIA SUPERNET CORPORATION, a Colorado corporation located at 650 West Georgia Street - Suite 1600, P. O. Box 11586, Vancouver, B. C., Canada V6B4N8.

                                    RECITALS

     Technologies and Asia desire to merge Technologies with and into Asia, all in accordance with the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and agreements herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                                  I. AGREEMENT

     1. The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law") and the Colorado Business Corporation Act ("Colorado Law"), Technologies shall merge with and into Asia (the "Merger") and Asia shall be the "Surviving Corporation." Thereafter the separate existence of Technologies (except as continued by operation of law) shall cease to exist. Hereinafter, Asia shall be referred to either as Asia or as the Surviving Corporation.

     2. Execution and Filing of Articles of Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article V below, the parties hereto shall duly execute a Certificate of Merger and Articles of Merger in form satisfactory to each respective party and in compliance with
Section 252 of the Delaware Law and Section 7-111-107 of the Colorado Law, in sufficient counterparts to provide copies for filing with the Secretaries of State of the states of Delaware and Colorado and for all parties to the transaction. Upon such filing of fully executed counterparts of the Certificate of Merger and Articles of Merger pursuant to the Delaware Law and the Colorado Law, the Merger of Technologies with and into Asia shall become effective (the "Effective Date").

     3. Surviving Corporation's Articles of Incorporation and Bylaws. Asia's Articles of Incorporation and Bylaws in effect on the Effective Date shall be the articles of incorporation and bylaws of the Surviving Corporation. The initial number of directors of the Surviving Corporation shall be two.



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                            II. CONVERSION OF SHARES

     1. Conversion Rate in the Merger. Each share of Technologies $0.01 par value common stock (the "Technologies Common Stock") which is issued but not outstanding or is held as a treasury share on the Effective Date shall be cancelled. Each share of Asia $0.001 par value common stock (the "Asia Common Stock") which is issued and outstanding on the Effective Date shall be cancelled. All shares of Technologies Common Stock which are issued and outstanding on the Effective Date shall be converted automatically into shares of Asia Common Stock, based upon a conversion ratio of one (1) share of Asia Common Stock for each thirty (30) shares of Technologies Common Stock; provided, however, that in the event such conversion ratio results in the issuance of a partial share of Asia Common Stock to any stockholder, the number of shares of Asia Common Stock issued to such stockholder shall be rounded up to the next whole share of Asia Common Stock. After the Effective Date, all rights of holders of Technologies Common Stock shall cease with respect to such shares, except for the right to receive Asia Common Stock as provided herein. Such shares of Technologies Common Stock shall not be transferred on the books of Technologies or be considered to be outstanding for any purpose whatsoever.

     2. Stock Certificates, Warrants and Convertible Debentures.

          a. From and after the Effective Date, each certificate representing shares of Technologies Common Stock will be deemed for all corporate purposes to evidence ownership of shares of Asia Common Stock, based upon a conversion ratio of one (1) share of Asia Common Stock for each thirty (30) shares of Technologies Common Stock; provided, however, that in the event such conversion ratio results in the issuance of a partial share of Asia Common Stock to any stockholder, the number of shares of Asia Common Stock issued to such stockholder shall be rounded up to the next whole share of Asia Common Stock. In addition, from and after the Effective Date, each option, warrant or other right to acquire Technologies Common Stock that was outstanding immediately prior to the Effective Date will be deemed for all corporate purposes to evidence ownership of an outstanding option, warrant or right to acquire shares of Asia Common Stock, on the same terms and conditions as in effect immediately prior to the Effective Date, except that the exercise price and the number of shares of Asia common stock underlying each option, warrant or other right will be adjusted to reflect the 1 for 30 conversion ratio. In the event such conversion ratio results in the issuance of a partial share of Asia Common Stock to any such holder upon exercise of such options, warrants or rights, the number of shares of Asia Common Stock issued to such holder upon exercise shall be rounded up to the next whole share of Asia Common Stock.

          b. Certificates representing Technologies Common Stock will be replaced after the Effective Date only when submitted to the transfer agent with a request that they be so replaced or when they are presented for transfer.

          c. If any holder of an outstanding certificate or certificates representing Technologies Common Stock shall deliver to the Surviving Corporation such affidavits, indemnity agreements or surety bonds as Asia shall reasonably require in conformity with its customary procedure with


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     respect to lost stock certificates,  the Surviving  Corporation shall treat
     such   delivery  as  surrender  of  any  lost  or  misplaced  or  destroyed certificate or certificates representing Technologies Common Stock.

     3. Books and Records. The assets and liabilities of Technologies shall be taken up on the books of the Surviving Corporation at the amount at which they shall at that time be carried on the books of Technologies, subject to such adjustments, if any, as may be necessary to conform to the Surviving Corporation's accounting procedures.

     4. Rights of Surviving Corporation. All of the rights, privileges, immunities, powers and purposes of Technologies, all property, whether real, personal and mixed, of Technologies, and all debts due to Technologies on whichever account shall be vested in the Surviving Corporation, and all property rights, privileges, immunities, powers and purposes and all and every other interest shall be thereafter as effectually the property of the Surviving
Corporation as they were of Technologies, and all debts, liabilities, obligations and duties of Technologies shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it.

     5. Further Assurances. The parties shall each take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible.

                III. TECHNOLOGIES' REPRESENTATIONS AND WARRANTIES

     As an inducement to Asia to enter into this Agreement and to consummate the transactions contemplated herein, and with knowledge that Asia will rely thereon, Technologies represents and warrants to Asia as follows:

     1. Organization, Authority and Good Standing. Technologies is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Technologies has full corporate power and authority to make, execute and perform this Agreement and the transactions contemplated hereby. This Agreement is a valid and binding obligation of Technologies enforceable in accordance with its terms.

     2. Capitalization. The authorized capital stock of Technologies on the Effective Date will consist of 30,000,000 shares of Technologies Common Stock and 25,000,000 shares of Technologies $0.01 par value Preferred Stock. As of the date hereof, 15,560,262 shares of Technologies Common Stock and no shares of Technologies Preferred Stock are validly issued, fully paid and nonassessable.

     3. Litigation. No litigation or proceeding is pending or threatened relating to Technologies, which if adversely determined, would have an adverse effect on or interfere in any way with the transactions contemplated under this Agreement.



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     4. No Further Representations and Warranties. Technologies makes no further representations or warranties with respect to this Agreement or otherwise.

                    IV. ASIA'S REPRESENTATIONS AND WARRANTIES

     As an inducement to Technologies to enter into this Agreement and to consummate the transactions contemplated herein, and with knowledge that Technologies will rely thereon, Asia represents and warrants to Technologies as follows:

     1. Organization, Authority and Good Standing. Asia is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Asia has full corporate power and authority to make, execute and perform this Agreement and the transactions contemplated hereby. This Agreement is a valid and binding obligation of Asia enforceable in accordance with its terms.

     2. Capitalization. The authorized capital stock of Asia on the Effective Date will consist of 900,000,000 shares of Asia Common Stock and 300,000,000 shares of Asia $0.001 par value preferred stock ("Asia Preferred Stock"). As of the date hereof, 1,000 shares of Asia Common Stock are validly issued, fully paid and nonassessable and no shares of Asia Preferred Stock are issued.

     3. Litigation. No litigation or proceeding is pending or threatened relating to Asia which if adversely determined, would have an adverse effect on or interfere in any way with the transactions contemplated under this Agreement.

     4. No Further Representations and Warranties. Asia makes no further representations or warranties with respect to this Agreement or otherwise.

                                  V. CONDITIONS

     1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

          a. Shareholder Approval. The Merger pursuant to the terms of this Agreement shall have been approved and adopted by the requisite vote of the shareholders of Technologies in accordance with Section 252 of the Delaware Law and by the requisite vote of the shareholders of Asia in accordance with Section 7-111-103 of the Colorado Law.

          b. Representations and Warranties. The representations and warranties of Technologies and Asia contained herein shall be true and accurate as of the Effective Date.

          c. Form of Documents. All actions to be taken by the parties in connection with the consummation of the transactions contemplated hereby



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     and all documents required to effect the transactions  contemplated  hereby shall be satisfactory in form and substance to the other party.

                                VI. MISCELLANEOUS

     1. Expenses. Technologies shall pay all costs and expenses incurred or to be incurred in preparing this Agreement and the related documents and carrying out the transactions contemplated by this Agreement.

     2. Brokers' Fees. Each party hereto represents and warrants that it has not utilized the services of, and that it does not and will not have any liability to, any broker or finder in connection with this Agreement or the transactions contemplated hereby.

     3. Binding Effect. This Agreement shall be binding upon the successors and assigns of the respective parties hereto.

     4. Headings. The subject headings of the articles, sections, paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     5. Waivers. Any party to this Agreement may waive any right, breach or default which it has the right to waive; provided that such waiver will not be effective against the waiving party unless it is in writing and specifically refers to this Agreement. No waiver will be deemed to be a waiver of any other matter, whenever occurring and whether identical, similar or dissimilar to the matter waived.

     6. Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

     7. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado.








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     IN WITNESS  WHEREOF,  the parties to this  Agreement  have duly executed it effective as of the day and year first above written.

                             POWERSOFT TECHNOLOGIES INC.,
                             a Delaware corporation



                             By: /s/ Fai H. Chan
                                 ------------------------------------
                                 Fai H. Chan, President


                             ASIA SUPERNET CORPORATION,
                             a Colorado corporation



                             By: /s/ Fai H. Chan
                                 ------------------------------------
                                 Fai H. Chan, President




















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